Exhibit 10.4

CONSULTING AND NONCOMPETE AGREEMENT

THIS CONSULTING AND NONCOMPETE AGREEMENT (this “Agreement”) dated as of February 29, 2016, is made by and among HCSB Financial Corporation, a South Carolina corporation (the “Company”), Horry County State Bank, a South Carolina state-chartered commercial bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “HCSB”), and James R. Clarkson, an individual resident of South Carolina.

WHEREAS, Mr. Clarkson has served as President and Chief Executive Officer of the Company and the Bank for the past 29 years;

WHEREAS, the Company is conducting an offering to raise at least $45 million in new capital (the “Offering”), and upon the closing of the Offering, Mr. Clarkson will retire as the President and Chief Executive Officer of the Company and the Bank;

WHEREAS, Mr. Clarkson has significant and valuable institutional knowledge of the Company, the Bank, and the Bank’s customers and employees and his continued assistance and support will be very important to the success of HCSB following the Offering, and therefore upon the closing of the Offering, HCSB desires to retain Mr. Clarkson to provide consulting services to HCSB pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein; and

WHEREAS, subject to the closing of the Offering and the receipt of any necessary regulatory approvals or non-objections, Mr. Clarkson desires to accept such engagement on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.                  Engagement; Consultant Relationship; Duties. Effective upon the closing of the Offering and Mr. Clarkson’s retirement as the President and Chief Executive Officer of the Company and the Bank, and subject to the receipt of any necessary regulatory approvals or non-objections, HCSB hereby engages Mr. Clarkson, and he hereby agrees to render, at the request of HCSB, consulting services to HCSB in connection with the business of HCSB. In his role as a consultant, Mr. Clarkson shall be available to answer questions and provide such consulting services as may be requested by the executive officers or board of directors of HCSB from time to time. The services shall include supporting the Bank: (i) by assisting bankers in identifying, evaluating and bringing in new business; (ii) by assisting in training of staff as needed; (iii) by assisting with unresolved issues from HCSB’s past operations; and (iv) by evaluating products, services and processes within the Bank.

2.                  Term and Termination. Subject to receipt of any necessary regulatory approvals or non-objections, the term of this Agreement (the “Term”) shall commence immediately upon the date that the Company shall have closed the Offering and Mr. Clarkson shall have retired as the President and Chief Executive Officer of the Company and the Bank and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the third anniversary of the effective date of this Agreement; (ii) Mr. Clarkson’s death; (iii) upon the Disability (as defined below) of Mr. Clarkson for a period of 90 consecutive days; (iv) Mr. Clarkson’s termination of this Agreement prior to the first anniversary of the effective date of this Agreement as a result of HCSB’s failure to make payments to him as provided under Section 3 or Section 10 of this Agreement (including as a result of the circumstances described in Section 16), which failure has not been cured within 30 days of the payment date and provided that HCSB has not previously given Mr. Clarkson notice that he is in violation of the restrictive covenants of Sections 7, 8, or 10(a-c) of this Agreement; or (v) Mr. Clarkson’s termination of this Agreement at any time following the first anniversary of the effective date of this Agreement by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, HCSB’s obligations to make payments to Mr. Clarkson hereunder shall terminate effective immediately upon Mr. Clarkson’s violation of the restrictive covenants of Sections 7, 8, or 10(a-c) of this Agreement, his indictment for a crime involving dishonesty, moral turpitude or fraud or any felony, or HCSB’s receipt of formal written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against Mr. Clarkson. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 20 hereof.

3.                  Compensation. During the Restricted Period, as compensation for all services rendered by Mr. Clarkson under this Agreement, HCSB shall pay him the sum of $9,121.50 per month, or for the first and last months of the Term, a pro rata portion for any partial month. The payment under this Section 3 shall be separate and in addition to the payments described in Section 10 below. Payments will be made approximately every two weeks in arrears at the same time as HCSB processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Clarkson acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless HCSB for any liability, claim, expense, or other cost incurred by HCSB arising out of or related to his obligations pursuant to this Section. In addition, the Company and the Bank shall apportion any payments or benefits paid to Mr. Clarkson pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Mr. Clarkson’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

4.                  Expenses. During the Term of this Agreement, Mr. Clarkson shall be reimbursed by HCSB for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of HCSB in effect from time to time.

5.                  Independent Contractor. Mr. Clarkson is an independent contractor providing services to HCSB. HCSB will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Clarkson for independent contracting services.

6.                  Ownership of Work Product. HCSB shall own all Work Product arising during the period Mr. Clarkson is providing services to HCSB. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to HCSB or any Affiliates (as defined below), their business, or customers and that Mr. Clarkson conceives, develops, or delivers to HCSB at any time during the period he is providing services to HCSB, during or outside normal working hours, in or away from the facilities of HCSB, and whether or not requested by HCSB.

7.                  Protection of Trade Secrets. Mr. Clarkson agrees to maintain in strict confidence and, except as necessary to perform his duties for HCSB, he agrees not to use or disclose any Trade Secrets of HCSB or any Affiliates during or after the period he is providing services to HCSB. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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8.                  Protection of Other Confidential Business Information. In addition, Mr. Clarkson agrees to maintain in strict confidence and, except as necessary to perform his duties for HCSB, not to use or disclose any Confidential Business Information of HCSB during Mr. Clarkson’s engagement pursuant to this Agreement and for a period of 24 months thereafter. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning HCSB’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7 and 8 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to HCSB under an obligation of secrecy.

9.                  Return of Materials. Mr. Clarkson shall surrender to HCSB, promptly upon its request and in any event upon cessation of his services to HCSB, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to the HCSB, its business, or customers. Upon the request of HCSB, Mr. Clarkson shall certify in writing compliance with the foregoing requirement. Mr. Clarkson may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10.         Restrictive Covenants. During the Term of this Agreement, in consideration of the covenants and agreements of Mr. Clarkson contained in this Section 10, HCSB shall pay Mr. Clarkson the sum of $9,121.50 per month, or for the first and last months of the Term, a pro rata portion for any partial month; provided further that HCSB’s obligations to make such payments shall terminate immediately upon his violation of any of the restrictive covenants of Section 10(a-c) of this Agreement without negating Mr. Clarkson’s obligation to comply with these restrictions. The payment under this Section 10 shall be separate and in addition to the payments described in Section 3 above.

(a)      No Solicitation of Customers. During the Restricted Period, Mr. Clarkson shall not (except on behalf of or with the prior written consent of HCSB), either directly or indirectly, on his own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Bank on the date of termination and with whom he has had material contact.

(b)      No Recruitment of Personnel. During the Restricted Period, Mr. Clarkson shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of or consultant to the Company or the Bank engaged or experienced in the Business (as defined below), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)      Non-Competition Agreement. During the Restricted Period, Mr. Clarkson shall not (without the prior written consent of HCSB) compete with the Company or the Bank by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 5% passive investment in, a depository financial institution or its holding company if such depository institution or holding company has one or more offices or branches located in the Territory (as defined below).

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(d)      Geographic Scope. The restrictions on competition set forth in this Section 10 shall apply to Mr. Clarkson’s activities within the Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Territory but he does not personally work in or have any business contacts with persons in the Territory.

(e)      Enforceability of Covenants. Mr. Clarkson acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Mr. Clarkson agrees that his former role of President and Chief Executive Officer of HCSB involved duties and authority relating to all aspects of the Business and all of the Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Mr. Clarkson and HCSB agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of HCSB to perform its obligations under any other provisions of this Agreement (other than HCSB’s failure to make payments to Mr. Clarkson pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Mr. Clarkson acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to HCSB and that HCSB will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in South Carolina without the necessity of posting any bond or security (all of which are waived by Mr. Clarkson), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Mr. Clarkson and HCSB hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 10(a), 10(b), and 10(c) and the definition of the term “Business,” to reflect changes in HCSB’s business affairs so that the scope of the limitations placed on his activities by Section 10 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Mr. Clarkson and HCSB.

(f)      Restricted Period. “Restricted Period” shall mean the time period of Mr. Clarkson’s engagement pursuant to this Agreement, except that the Restricted Period shall be automatically extended by any length of time during which Mr. Clarkson is in breach of this Section 10, and the restrictions of this Section 10 shall continue in full force and effect throughout the Restricted Period as so extended.

(g)      Remedies. Mr. Clarkson acknowledges and agrees that great loss and irreparable damage would be suffered by HCSB if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 10 of this Agreement. Mr. Clarkson further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of HCSB and agrees that money damages for any breach of such provisions by Mr. Clarkson are impossible to measure and that Mr. Clarkson or any of his affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action, or cause of action against HCSB, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by HCSB of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Mr. Clarkson the right to defend against this enforcement on the basis that HCSB has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

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11.      Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to HCSB shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.      Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in South Carolina or federal court for the District of South Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.      Non-Waiver. Failure of HCSB to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

14.      Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

15.      Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Mr. Clarkson’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses, and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

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16.      Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Mr. Clarkson shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Mr. Clarkson agrees that compliance by the Company or the Bank with such regulatory restrictions (including any restrictions applicable due to the Company’s participation in the Treasury’s Troubled Asset Relief Program - Capital Purchase Program), even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank. HCSB and Mr. Clarkson agree, however, that if any of the compensation or other benefits to be paid to Mr. Clarkson hereunder are prohibited by any federal or state regulatory agency having authority over the Company or the Bank, Mr. Clarkson shall have the right to terminate this Agreement effective immediately, even if such termination would occur prior to the first anniversary of the effective date of this Agreement.

17.      Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Sections 3 and 10 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Clarkson’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, HCSB does not represent, warrant, or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Clarkson’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, HCSB shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

18.      Certain Definitions.

(a)      “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including, but not limited to, the Bank.

(b)      “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)      “Code” shall mean the Internal Revenue Code of 1986.

(d)      “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(e)      “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(f)      “Territory” shall mean a radius of 30 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank in operation as of the effective date of this Agreement.

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19.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

20.      Survival. The obligations of the parties pursuant to Sections 6 through 9 and 12, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

21.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed and its seal to be affixed hereunto by its respective officers thereunto duly authorized and Mr. Clarkson has signed and sealed this Agreement, effective as of the date described above.

HCSB FINANCIAL CORPORATION

ATTEST:

By:	/s/ J. Alex Gordon	By:	/s/ Michael S. Addy
Name:	J. Alex Gordon	Name:	Michael S. Addy
		Title:	Chairman

HORRY COUNTY STATE BANK

ATTEST:

By:	/s/ J. Alex Gordon	By:	/s/ Michael S. Addy
Name:	J. Alex Gordon	Name:	Michael S. Addy
		Title:	Chairman

/s/ James R. Clarkson
James R. Clarkson

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